EXHIBIT 99(a)
                      SUMMARY FINANCIAL DATA OF INSTROMEDIX
                             (DOLLARS IN THOUSANDS)

         The following summary financial data of Instromedix for the years ended December 31, 1995, 1996 and 1997 have been derived from Instromedix's audited financial statements. The summary financial data of Instromedix for the three months ended March 31, 1997 and as of and for the three months ended March 31, 1998 have been derived from the unaudited financial statements of Instromedix which, in the opinion of management, contain all adjustments (consisting only of normal and recurring adjustments) necessary to present fairly Instromedix's financial position and results of operations at such dates and for such periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of results to be expected for the full year. The financial statements of Instromedix are not included in the Offering Memorandum.




                                                                                    THREE MONTHS
                                                                                      ENDED
                                                    YEAR ENDED DECEMBER 31,          MARCH 31,
                                            ---------------------------------   ---------------------

                                              1995        1996        1997        1997       1998
                                             -------     -------    -------     --------    -------
STATEMENT OF OPERATIONS DATA: (1)
Sales ...................................   $ 20,730    $ 22,816    $ 22,001    $  4,740    $  4,742
Cost of sales ...........................      7,069       9,069       9,416       1,757       2,266
                                            --------    --------    --------    --------    --------
Gross Margin ............................     13,661      13,747      12,585       2,983       2,476
Selling, marketing and administrative (2)      7,798       8,661       9,174       2,094       2,226
Research and development ................      2,508       3,045       2,410       1,057         400
Restructuring costs .....................       --           466        --          --          --
                                            --------    --------    --------    --------    --------
Income (loss) from operations ...........      3,355       1,575       1,001        (168)       (150)
Interest expense ........................        (71)       (428)       (619)       (154)       (149)
Other income ............................         92         129         107          26          37
                                            --------    --------    --------    --------    --------
Income (loss) before income taxes .......      3,376       1,276         489        (296)       (262)
Provision for (benefit from) income taxes         67          47         189        (116)        (13)
                                            --------    --------    --------    --------    --------
Net income (loss) .......................   $  3,309    $  1,229    $    300    $   (180)   $   (249)

OTHER DATA: (1)
EBITDA (3) ..............................   $  3,769    $  2,325    $  1,909    $     47    $     72
Depreciation and amortization ...........        414         750         908         215         222
Capital expenditures ....................        789         330         214         230          38



                                                                AT MARCH 31,
                                                                   1998
                                                                 ---------
BALANCE SHEET DATA:
Cash .........................................................   $     5
Working capital ..............................................     3,032
Total assets .................................................    10,372
Long-term debt (including current portion of all indebtedness)     5,245




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Stockholders' equity                          2,319

---------------------------------------------
(1) Includes operating and balance sheet data related to the CompressAR Division (as defined) product line, which at the election of certain shareholders of Instromedix, may be retained by such shareholders. The sales and EBITDA attributable to this product line were $2,720 and $993, $465 and $92, and $474 and $30, respectively, for the year ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively. See "The Acquisition").

(2) Includes $490, $565, $153 and $232 of board administration costs for the fiscal years 1996 and 1997 and the three months ended March 31, 1997 and 1998, respectively, which would not have been incurred by the Company and will not be incurred by the Company upon consummation of the Acquisition.

(3) As presented, EBITDA represents income from operations before depreciation and amortization. EBITDA does not represent net income or cash flows from operation, as these terms are defined under generally accepted accounting principles, and should not be considered as an alternative to net income as an indicators of Instromedix's operating performance or to cash flows as a measure of liquidity. The Company has included information concerning EBITDA herein because it understands that such information is used by certain investors as one measure of an entity's historical ability to service debt.




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